VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 1998 AND 1997

                                                        1998            1997
ASSETS                                                  ----            ----
Investments, at fair value (Note 2 and Schedule I)
  Common stock of VICORP Restaurants, Inc.        $   967,975     $ 1,097,950
  Mutual fund securities                           17,437,651      13,661,075
  Guaranteed investment contracts                   4,194,134       4,233,433
  Short-term investments                              142,677         326,235
  Real estate                                       2,405,000       2,405,000
  U.S. Government securities                          194,701         394,795
  Notes receivable from participants (Note 3)       1,488,620       1,343,646
Contributions receivable (Note 4)
  Company                                             528,590         483,370
  Participants                                         18,909          58,835
Interest and other receivables                          4,114          11,682
Dividends receivable                                  440,599               -
                                                   ----------      ----------
       Total assets                                27,822,970      24,016,021
                                                   ----------      ----------

LIABILITIES

Refunds payable to participants                       109,045          30,705
Accrued expenses                                       27,571          20,628
Other liabilities                                           -          90,000
                                                   ----------      ----------
       Total liabilities                              136,616         141,333
                                                   ----------      ----------

PLAN EQUITY                                       $27,686,354     $23,874,688
                                                   ==========      ==========

  The accompanying notes and schedules are an integral part of the financial statements.



VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
STATEMENTS OF PLAN INCOME AND CHANGES IN PLAN EQUITY

                                     Year Ended     Year Ended     Year Ended
                                    December 31,   December 31,   December 31,
                                         1998           1997           1996
                                    ------------   ------------   ------------
NET INVESTMENT INCOME
  Interest income                   $   394,857    $   417,475    $   439,611
  Dividend income                     1,071,911        964,733      1,356,665
  Rental income                         248,955        232,271        244,022
  Administrative expenses               (78,323)       (74,995)       (56,092)
                                      ---------      ---------      ---------
       Net investment income          1,637,400      1,539,484      1,984,206

NET REALIZED GAINS (LOSSES) (Note 7)
  Employer common stock                  (4,625)        11,534         44,629
  Other investments                      53,205        133,352        (20,490)

UNREALIZED APPRECIATION (DEPRECIATION)
  Employer common stock                (112,875)       266,645        268,925
  Other investments                   2,061,767      1,799,436        177,492

CONTRIBUTIONS RECEIVED OR ACCRUED (Note 4)
  Company                               528,590        483,370        526,383
  Participants                        1,942,061      1,830,150      2,134,738
  Rollovers                             209,366         35,703         75,911
                                      ---------      ---------      ---------
       Total additions                6,314,889      6,099,674      5,191,794
                                      ---------      ---------      ---------
WITHDRAWALS AND FORFEITURES (Note 5)
  Participant withdrawals             2,539,069      3,602,889      4,555,697
  Forfeitures redistributed             (35,846)       (45,602)       (42,047)
                                      ---------      ---------      ---------
       Total withdrawals              2,503,223      3,557,287      4,513,650
                                      ---------      ---------      ---------
NET INCREASE IN PLAN EQUITY           3,811,666      2,542,387        678,144
PLAN EQUITY AT BEGINNING OF YEAR     23,874,688     21,332,301     20,654,157
                                     ----------     ----------     ----------
PLAN EQUITY AT END OF YEAR          $27,686,354    $23,874,688    $21,332,301
                                     ==========     ==========     ==========

  The accompanying notes and schedules are an integral part of the financial statements.



VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS


1. Description of Plan
   -------------------

   The VICORP Restaurants, Inc. Employees' Profit Sharing Plan (the "Plan") was established October 1968 for the exclusive benefit of VICORP Restaurants, Inc. (the "Company" or "VICORP") employees and their beneficiaries. The Plan is a defined contribution plan covering all employees of the Company who are at least 21 years of age and have completed one year of service as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Participants should refer to the Plan agreement for a more complete description of the Plan's provisions. It is administered by the Plan Manager and Plan Administrator, all appointed by the Company's Board of Directors. The Plan's assets are managed through a trust agreement with The Bank of Cherry Creek, (the "Trustee"). Certain administrative and accounting services of the Plan are provided by the Company at no cost. Benefits under the Plan are not guaranteed by the Pension Benefit Guarantee Corporation.


2. Summary of Significant Accounting Policies
   ------------------------------------------

   The financial statements of the Plan are presented on the accrual basis of accounting.

   Assets of the Plan are valued at fair values as of the end of the Plan year. Fair value is determined as follows:

   a. Investments in publicly traded stocks, bonds and mutual funds are valued based upon available market quotations as of the last business day of the Plan year.

   b. Investments in short-term cash equivalents are valued at cost, which approximates market value.

   c. Guaranteed investment contracts, including the Fidelity Managed Income Portfolio ("Fidelity Portfolio"), are valued at the original investment plus interest earned through the last day of the Plan year. Cost plus interest approximates fair market value.

   d. Real estate investments are valued at appraised value, as determined by independent appraisals performed from time to time and as adjusted by the Plan Manager when, in its judgment, material changes in value have occurred. The latest independent appraisals were made in January of 1999 for the value at December 31, 1998.

   Unrealized appreciation or depreciation is the difference between the fair value at the end of the current year and the cost of the investment, if acquired during the current Plan year, or the fair value at the beginning of the Plan year.

   Realized gain or loss on investments is the difference between the sales proceeds and the value of the Plan assets sold at the beginning of the year, or original cost if acquired and sold during the same Plan year.

   Benefits are recorded when paid.


   Use of Estimates
   ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and changes in plan equity for each reporting period. Actual results could differ from those estimates.


3. Investment Programs
   -------------------
   Participant Contributions
   -------------------------

   Participants are allowed to designate the investment of their contributions into various investment options selected by the Plan Manager. Investment selections may be changed four times a year at the beginning of each calendar quarter. Participants may select from five investment funds. The minimum designation to any fund is 10% and thereafter, designations must be made in increments of 10%.

   The following summarizes the investment programs currently available to participants:

       The VICORP Restaurants, Inc. Common Stock Fund ("VICORP Stock Fund") invests in VICORP Common Stock, which is publicly traded in the over-the-counter market and is quoted on the National Association of Securities Dealers, National Market System.

       The Guaranteed Investment Contract ("GIC") Fund invests in the Fidelity Portfolio, which is a common/collective trust which invests in high quality fixed and variable rate investment contracts issued by insurance companies or banks, synthetic contracts, and units of a money market portfolio. The contracts are carried in the common/collective trust fund's audited financial statements at cost plus accrued interest, which approximates fair market value. The investment in the common/collective trust fund in the accompanying financial statements is valued at the Plan's proportional interest in the fund as of the financial statement date. The Fidelity Portfolio is managed by Fidelity Management Trust Company, a division of Fidelity Investments. Interest rates earned on the investment change daily. The average yield for the years ended December 31, 1998, 1997 and 1996 was 5.9%, 5.8% and 5.9%, respectively.

       The Fidelity Magellan Fund is a publicly traded mutual fund that actively seeks capital appreciation by investing in common stocks and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

       The Fidelity Puritan Fund is a publicly traded mutual fund that seeks to produce as much income as possible while preserving capital by investing in a broadly diversified portfolio of high yielding securities, including common stocks, preferred stocks and bonds and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

       The Fidelity Equity-Income Fund is a publicly traded mutual fund that seeks to produce income by investing primarily in income-producing equity securities that also consider the potential for capital appreciation. This fund is managed by Fidelity Management & Research Company.

   The Plan Manager may add or delete investment options at any time, as long as a diversified group of investment categories is available into which participants may invest.

   As of December 31, 1998, the number of participants in the above described investment programs was as follows:

                 VICORP Stock Fund                 495
                 GIC Fund                          731
                 Fidelity Magellan Fund            942
                 Fidelity Puritan Fund             778
                 Fidelity Equity-Income Fund       817
                 Loan Fund (described below)       284

   The total number of participants in the above listing is greater than the total number of Plan participants because participants may elect to invest in more than one fund.


   Loans
   -----

   Participants may borrow from their vested account balances to the extent permitted by the Plan Manager as provided under current regulatory guidelines. Loans are considered an investment choice for the participants borrowing funds from the Plan. Repayment is required through payroll deductions over a maximum period of 5 years unless the loan is used to purchase, construct or rehabilitate the participant's principal residence, in which case repayment must be made within 10 years. Loans must be repaid in full at the time of termination. The interest rate on loans is 1% above the prime rate at the date the loan is made. At
   December 31, 1998, interest rates on outstanding loans ranged from 7.0% to 11.5% with maturity dates ranging from January 16, 1999 to October 22, 2008.

   Employer Contribution Funds
   ---------------------------

   Company contributions are invested in real estate (Note 8), mutual fund investments, U.S. Government securities, and short-term temporary cash investments. Company contributions are maintained in this fund, because they are directed by the Plan Trustee.


4. Contributions
   -------------

   Eligible employees may elect to contribute, as a salary reduction, between 2% and 18% of their annual compensation, as defined in the Plan, with a maximum annual contribution of $10,000, $9,500 and $9,500 in 1998, 1997 and 1996, respectively, subject to certain limitations required by the Internal Revenue Service. Contributions made that are subsequently determined to exceed these limitations, together with income applicable to such amounts, are refunded to the affected participants at least annually. Changes in the level of contributions may be made once each calendar quarter. Additionally, participants may discontinue or resume contributions voluntarily suspended on a quarterly basis.

   The Company's contribution, if any, is determined annually by the Board of Directors. In years in which VICORP is profitable, a Company contribution will be made equal to a minimum of 2% of the aggregate compensation, as defined in the Plan, of all participants in the Plan for that year. In no event will the Company's contribution exceed 15% of any participant's compensation during the year of participation in the Plan, nor will it exceed 15% of the aggregate compensation of all participants in the Plan for the year.

   The Company experienced losses in 1996. However, at the request of VICORP management, the Board of Directors agreed to fund Company contributions in full for the Plan year ending December 31, 1996.

   Forfeitures from terminated Plan participants who are not fully vested in their employer contributions are reallocated to the accounts of active participants at the end of the Plan year in addition to the Company's contribution.


5. Withdrawals, Distributions and Vesting
   --------------------------------------

   Upon retirement, disability or termination of employment, participants' contributions and their vested employer fund account balances are available for distribution in a lump sum in the calendar quarter following the quarter in which their termination occurred or in monthly installments, as elected by the participant. Participants whose account balance is greater than $3,500 may elect to keep their funds in the Plan. All investments of a terminating participant who requests distribution will be converted to cash for purposes of distribution. Obligations for distributions to participants who terminated from the Plan prior to December 31, 1998 and 1997 are as follows:

                                                    December 31,
                                            --------------------------
                                               1998             1997
                                               ----             ----
          VICORP Stock Fund                $  219,891       $  247,118
          GIC Fund                          1,122,154        1,130,923
          Fidelity Magellan Fund            2,321,389        1,803,928
          Fidelity Puritan Fund               854,157          764,636
          Fidelity Equity-Income Fund       1,107,943          966,533
          Employer Fund                     1,446,749        1,403,822
                                            ---------        ---------
                                           $7,072,283       $6,316,960
                                            =========        =========

   Of the above amounts, distributions amounting to $166,565 were requested by terminated participants prior to December 31, 1998, but were paid subsequent to year end. The above obligations are included in plan equity in the accompanying financial statements.

   Participants are always 100% vested in their employee accounts. Years of service determine vesting amounts in the employer fund account balance. The Plan's vesting schedule is as follows:


                                            Percentage of
                                        Company Contributions
           Years of Service            Account Which is Vested
           ----------------            -----------------------
           Fewer than 2                           0
           2 or more but fewer than 3            20
           3 or more but fewer than 4            40
           4 or more but fewer than 5            60
           5 or more but fewer than 6            80
           6 or more                            100

   In-service withdrawals are limited to hardship withdrawals and participant loans. Hardship withdrawals are taken from the participant's employee contribution account. Hardship withdrawals are permitted only if the participant has an immediate and heavy financial need, as defined, and has no other resources available to meet that need. If a participant qualifies for and receives a hardship withdrawal, contributions must be suspended for 12 months from the date of the hardship distribution, and the maximum contribution the participant may make the year following the year of distribution must be reduced by the amount contributed in the year of the withdrawal.

   Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.


6. Tax Status
   ----------

   A favorable determination letter dated December 6, 1996, has been received by the Plan from the Internal Revenue Service ("IRS") indicating the Plan qualifies under Section 401(a) of the Internal Revenue Code (the "Code") and is exempt from federal income tax under Section 501(a) of the Code.

   Under the provisions of the Plan, participants may elect to defer their compensation from a minimum of 2% to a maximum of 18% (subject to certain limitations under the Code and the Plan) as employee contributions to the Plan. Amounts so deferred, along with amounts contributed by the employer and earnings thereon, are not taxable to participants until distributed from the Plan.


7. Realized Gain (Loss) on Investments
   -----------------------------------

                                      Employer         Other
                                     Securities     Securities        Total
                                     ----------     ----------     ----------
    Year ended December 31, 1996
         Aggregate proceeds          $  160,898     $1,086,492     $1,247,390
         Aggregate cost                 116,269      1,106,982      1,223,251
                                      ---------      ---------      ---------
         Net realized gain (loss)    $   44,629     $  (20,490)    $   24,139
                                      =========      =========      =========

    Year ended December 31, 1997
         Aggregate proceeds          $  219,426     $1,410,791     $1,630,217
         Aggregate cost                 207,892      1,277,439      1,485,331
                                      ---------      ---------      ---------
         Net realized gain           $   11,534     $  133,352     $  144,886
                                      =========      =========      =========

      Year ended December 31, 1998
         Aggregate proceeds          $   62,575     $1,739,491     $1,802,066
         Aggregate cost                  67,200      1,686,286      1,753,486
                                      ---------      ---------      ---------
         Net realized gain (loss)    $   (4,625)    $   53,205     $   48,580
                                      =========      =========      =========

   Cost of investments sold represents the fair market value at the beginning of the Plan year or original cost for investments bought and sold during the same Plan year.


8. Party-In-Interest Transactions
   ------------------------------

   As of December 31, 1998, the Plan held party-in-interest investments consisting of 62,450 shares of VICORP common stock and real estate for three restaurants operated by the Company, or franchisees of the Company, under the Company's trade names (Village Inn, Bakers Square or Angel's Diner), all of which are leased to the Company. The restaurant interests are as follows:

      * An undivided interest in the property and rents of 790 West Higgins Road, Hoffman Estates, Illinois, leased until February 14, 2004.

      * An undivided interest in the property and rents of 203 North Fourth Street, Sterling, Colorado, leased until January 14, 2004.

      * An undivided interest in the property and rents of 1440 South Country Club Drive, Mesa, Arizona, leased until February 14, 2004.

   Short-term investments represent shares of a money market fund managed by The Bank of Cherry Creek. The Bank of Cherry Creek is the trustee, as defined by the Plan. Therefore, transactions with the trustee are party-in-interest transactions.


9. Risks and Uncertainties
   -----------------------

   The Plan provides for various investment options in mutual fund and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of plan income and changes in plan equity.


VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE I
STATEMENT OF INVESTMENTS HELD
AS OF DECEMBER 31, 1998

                                    Number of
                                    Shares or                      Market     Market
                                    Principal                      Value      Value
                                     Value**         Cost         of Issue   Per Unit
                                    ---------        ----         --------   --------
* Common Stock of VICORP
   Restaurants, Inc.                    62,450    $1,102,173    $  967,975   $ 15.50
                                                  ----------    ----------
  Mutual Fund Securities
  Fidelity Contra Fund                   4,688       246,222       266,242     56.79
  Fidelity Equity-Income Fund           67,321     2,670,519     3,739,658     55.55
  Fidelity Magellan Fund                69,021     5,444,049     8,339,134    120.82
  Fidelity Puritan Fund                161,551     2,763,352     3,242,333     20.07
  Invesco Dynamics Fund, Inc.           10,710       175,000       168,681     15.75
  Janus Worldwide Fund                   5,610       250,000       265,709     47.36
  Mairs & Powers Growth Fund             1,323       109,000       122,613     92.68
  PIMCO Low Duration Fund               34,266       350,000       348,483     10.17
  PIMCO Total Return Fund               25,653       275,000       270,382     10.54
  Sogen International                   12,195       285,401       277,563     22.76
  Vanguard Index Trust Portfolio         2,400       250,000       273,471    113.95
  Vanguard US Growth Portfolio           3,291       109,000       123,382     37.49
                                                  ----------    ----------
    Total Mutual Fund Securities                  12,927,543    17,437,651
                                                  ----------    ----------
  Guaranteed Investment Contracts
  Fidelity Managed
  Income Portfolio                   4,194,134     4,194,134     4,194,134       N/A
                                                   ---------     ---------
    Total Guaranteed Investment
       Contracts                                   4,194,134     4,194,134
                                                   ---------     ---------
  Short-term Investments
  * SEI Cash Plus Prime
     Obligation Fund                   142,677       142,677       142,677       N/A
                                                   ---------     ---------
    Total Short-term Investments                     142,677       142,677
                                                   ---------     ---------
  U.S. Government Securities
  Federal Home Loan, 5.62%,
   February 17, 2000                     1,000       100,000       100,000    100.00
  Federal Home Loan, 5.07%,
   September 15, 2000                    1,000        95,700        94,701     94.70
                                                   ---------     ---------
    Total U.S. Government Securities                 195,700       194,701
                                                   ---------     ---------

* Real Estate                                      2,090,000     2,405,000       N/A
                                                   ---------     ---------
  Notes Receivable from Participants
   (Interest rates ranging from 7.0%
   to 11.5%)                                       1,488,620     1,488,620
                                                   ---------     ---------

 TOTAL INVESTMENTS                               $22,140,847   $26,830,758
                                                  ==========    ==========

*  This represents a party-in-interest.  (Note 8)
** Rounded to the nearest whole share.


VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1998

                                       Fidelity     Fidelity    Fidelity
                           VICORP      Magellan     Puritan      Equity-         GIC          Loan        Employer
                         Stock Fund      Fund         Fund     Income Fund      Fund          Fund          Fund          Total
                         ----------  -----------  -----------  -----------  -----------   -----------   -----------   ------------
ASSETS
Investments
  Common Stock of VICORP
    Restaurants, Inc.    $  967,975  $         -  $         -  $         -  $         -    $         -   $         -   $   967,975
  Mutual Fund Securities          -    8,042,456    2,912,855    3,400,527            -              -     3,081,813    17,437,651
  Guaranteed Investment
     Contracts                    -            -            -            -    4,194,134              -             -     4,194,134
  Short-term Investment      16,208       26,175       12,701       20,083       15,868              -        51,642       142,677
  Real Estate                     -            -            -            -            -              -     2,405,000     2,405,000
  U.S. Government Securities      -            -            -            -            -              -       194,701       194,701
Notes receivable from
      participants                -            -            -            -            -      1,488,620             -     1,488,620
Contributions receivable
  Company                         -            -            -            -            -              -       528,590       528,590
  Participants                1,719        4,661        3,859        4,245        4,425              -             -        18,909
Interest and other
      receivables               125            -           88          117          109              -         3,675         4,114
Dividends receivable              -      197,267       50,394      118,561            -              -        74,377       440,599
                          ---------    ---------    ---------    ---------    ---------      ---------     ---------    ----------
      Total assets          986,027    8,270,559    2,979,897    3,543,533    4,214,536      1,488,620     6,339,798    27,822,970
                          ---------    ---------    ---------    ---------    ---------      ---------     ---------    ----------

LIABILITIES
Refunds payable to
     participants             4,606       33,478       10,224       18,744        7,375              -        34,618       109,045
Accrued expenses                  -            -            -            -            -              -        27,571        27,571
                          ---------    ---------    ---------    ---------    ---------      ---------     ---------    ----------
      Total liabilities       4,606       33,478       10,224       18,744        7,375              -        62,189       136,616
                          ---------    ---------    ---------    ---------    ---------      ---------     ---------    ----------
PLAN EQUITY              $  981,421  $ 8,237,081  $ 2,969,673  $ 3,524,789  $ 4,207,161    $ 1,488,620   $ 6,277,609   $27,686,354
                          =========    =========    =========    =========    =========      =========     =========    ==========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN             SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1997

                                         Fidelity    Fidelity     Fidelity
                              VICORP     Magellan     Puritan     Equity-        GIC        Loan      Employer
                            Stock Fund     Fund        Fund     Income Fund     Fund        Fund        Fund        Total
                            ----------  ----------  ----------  -----------  ----------  ----------  ----------   ----------
ASSETS
Investments
  Common Stock of VICORP
      Restaurants, Inc.     $1,097,950   $        -   $        -  $         -  $        -  $        -  $        -  $ 1,097,950
  Mutual Fund Securities             -    6,071,719    2,409,851    2,906,178           -           -   2,273,327   13,661,075
  Guaranteed Investment
     Contracts                       -            -            -            -   4,233,433           -           -    4,233,433
  Short-term Investments        22,929        1,924        2,515       93,629       2,873           -     202,365      326,235
  Real Estate                        -            -            -            -           -           -   2,405,000    2,405,000
  U.S. Government Securities         -            -            -            -           -           -     394,795      394,795
Notes receivable from
     participants                    -            -            -            -           -   1,343,646           -    1,343,646
Contributions receivable
  Company                            -            -            -            -           -           -     483,370      483,370
  Participants                   4,175       20,133        9,936       13,062      11,529           -           -       58,835
Interest and other
      receivables                  101          199          121          133         116           -      11,012       11,682
                             ---------    ---------    ---------    ---------   ---------   ---------   ---------   ----------
      Total assets           1,125,155    6,093,975    2,422,423    3,013,002   4,247,951   1,343,646   5,769,869   24,016,021
                             ---------    ---------    ---------    ---------   ---------   ---------   ---------   ----------
LIABILITIES

Refunds payable to
     participants                  129          986        1,093        1,376       1,161           -      25,960       30,705
Accrued expenses                     -            -            -            -           -           -      20,628       20,628
Other liabilities                    -            -            -       90,000           -           -           -       90,000
                             ---------    ---------    ---------    ---------   ---------   ---------   ---------    ---------
      Total liabilities            129          986        1,093       91,376       1,161           -      46,588      141,333
                             ---------    ---------    ---------    ---------   ---------    ---------   ---------   ----------
PLAN EQUITY                 $1,125,026   $6,092,989   $2,421,330   $2,921,626  $4,246,790  $1,343,646  $5,723,281  $23,874,688
                             =========    =========    =========    =========   =========   =========   =========   ==========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN             SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
FOR THE YEAR ENDED DECEMBER 31, 1998

                                          Fidelity     Fidelity    Fidelity
                             VICORP       Magellan     Puritan      Equity-      GIC          Loan      Employer
                           Stock Fund       Fund         Fund     Income Fund    Fund         Fund        Fund        Total
                           ----------    ----------   ----------  ----------- ----------   ----------  ----------  ----------
Net Investment Income      $    1,254    $  379,756   $  296,784  $  194,172  $  241,976   $  120,194   $  403,264 $ 1,637,400

Net Realized Gains (Losses)
  Employer common stock        (4,625)            -            -           -           -            -            -      (4,625)
  Other Investments                 -        29,583         (480)      3,736           -            -       20,366      53,205

Unrealized Appreciation
   (Depreciation)
  Employer common stock      (112,875)            -            -           -           -            -            -    (112,875)
  Other investments                 -     1,627,485      105,483     165,613           -            -      163,186   2,061,767

Contributions Received or Accrued
  Company                           -             -            -           -           -            -      528,590     528,590
  Participants                150,637       634,455      333,319     439,983     383,667            -            -   1,942,061
  Rollovers                       841        78,542       41,065      61,200      27,718            -            -     209,366
                            ---------     ---------    ---------   ---------   ---------    ---------    ---------  ----------
      Total additions          35,232     2,749,821      776,171     864,704     653,361      120,194    1,115,406   6,314,889
                            ---------     ---------    ---------   ---------   ---------    ---------    ---------  ----------
Withdrawals and Forfeitures
  Participant withdrawals     158,943       722,973      248,203     312,345     345,105      154,873      596,627   2,539,069
  Forfeitures redistributed         -             -            -           -           -            -      (35,846)    (35,846)
                            ---------     ---------    ---------   ---------   ---------    ---------    ---------  ----------
      Total withdrawals       158,943       722,973      248,203     312,345     345,105      154,873      560,781   2,503,223
                            ---------     ---------    ---------   ---------   ---------    ---------    ---------  ----------
Transfer between Funds        (19,894)      117,244       20,375      50,804    (347,885)     179,653         (297)          -
                            ---------     ---------    ---------   ---------   ---------    ---------    ---------  ----------
Net Increase in Plan Equity  (143,605)    2,144,092      548,343     603,163     (39,629)     144,974      554,328   3,811,666
Plan Equity at Beginning
   of Year                  1,125,026     6,092,989    2,421,330   2,921,626   4,246,790    1,343,646    5,723,281  23,874,688
                            ---------     ---------    ---------   ---------   ---------    ---------    ---------  ----------
PLAN EQUITY AT END OF YEAR $  981,421    $8,237,081   $2,969,673  $3,524,789  $4,207,161   $1,488,620   $6,277,609 $27,686,354
                            =========    ==========   ==========  ==========  ==========   ==========   ==========  ==========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS
FOR THE YEAR ENDED DECEMBER 31, 1997

                                          Fidelity     Fidelity   Fidelity
                             VICORP       Magellan     Puritan     Equity-         GIC        Loan       Employer
                           Stock Fund       Fund         Fund    Income Fund      Fund        Fund         Fund        Total
                           ----------    ----------   ----------  ----------   ----------  ----------   ----------  ----------
Net Investment Income      $      974    $  391,607   $  187,969  $  158,032  $   252,471  $  119,389   $  429,042 $ 1,539,484

Net Realized Gains
  Employer common stock        11,534             -            -           -            -           -            -      11,534
  Other investments                 -        43,948       11,636      14,704            -           -       63,064     133,352

Unrealized Appreciation
  Employer common stock       266,645             -            -           -            -           -            -     266,645
  Other investments                 -       850,158      220,500     475,254            -           -      253,524   1,799,436

Contributions Received or Accrued
  Company                           -             -            -           -            -           -      483,370     483,370
  Participants                148,848       597,549      305,757     382,611      395,385           -            -   1,830,150
  Rollovers                       412         7,771       12,600      11,775        3,145           -            -      35,703
                            ---------     ---------    ---------   ---------    ---------   ---------    ---------  ----------
      Total additions         428,413     1,891,033      738,462   1,042,376      651,001     119,389    1,229,000   6,099,674
                            ---------     ---------    ---------   ---------    ---------   ---------    ---------  ----------
Withdrawals and Forfeitures
  Participant withdrawals     312,026       778,826      312,346     427,388      553,361     372,057      846,885   3,602,889
  Forfeitures redistributed         -             -            -           -            -           -      (45,602)    (45,602)
                            ---------     ---------    ---------   ---------    ---------   ---------    ---------  ----------
      Total withdrawals       312,026       778,826      312,346     427,388      553,361     372,057      801,283   3,557,287
                            ---------     ---------    ---------   ---------    ---------   ---------    ---------  ----------
Transfer between Funds        (36,965)      (23,527)     137,673     167,586     (364,907)    120,247         (107)          -
                            ---------     ---------    ---------   ---------    ---------   ---------    ---------  ----------
Net Increase in Plan Equity    79,422     1,088,680      563,789     782,574     (267,267)   (132,421)     427,610   2,542,387
Plan Equity at
     Beginning of Year      1,045,604     5,004,309    1,857,541   2,139,052    4,514,057   1,476,067    5,295,671  21,332,301
                            ---------     ---------    ---------   ---------    ---------   ---------    ---------  ----------
PLAN EQUITY AT END OF YEAR $1,125,026    $6,092,989   $2,421,330  $2,921,626   $4,246,790  $1,343,646   $5,723,281 $23,874,688
                           ==========    ==========   ==========  ==========   ==========  ==========   ==========  ==========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN         SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS FOR THE YEAR ENDED DECEMBER 31, 1996


                                           Fidelity     Fidelity   Fidelity
                              VICORP       Magellan     Puritan     Equity-         GIC        Loan      Employer
                           Stock Fund        Fund         Fund   Income Fund       Fund        Fund        Fund       Total
                           ----------     ---------    ---------  ----------    ---------    --------    ---------  ----------
Net Investment Income      $    1,410    $  756,150   $  221,548  $  130,737   $  279,847  $  125,719   $  468,795 $ 1,984,206

Net Realized Gains (Losses)
  Employer common stock        44,629             -            -           -            -           -            -      44,629
  Other investments                 -       (37,586)       6,080       7,849            -           -        3,167     (20,490)

Unrealized Appreciation
      (Depreciation)
  Employer common stock       268,925             -            -           -            -           -            -     268,925
  Other investments                 -      (177,313)      25,081     220,883            -           -      108,841     177,492

Contributions Received
      or Accrued
  Company                           -             -            -           -            -           -      526,383     526,383
  Participants                215,378       718,494      324,815     355,327      520,724           -            -   2,134,738
  Rollovers                       892        36,835        4,522      12,378       21,284           -            -      75,911
                           ----------    ----------   ----------  ----------   ----------  ----------   ----------  ----------
      Total additions         531,234     1,296,580      582,046     727,174      821,855     125,719    1,107,186   5,191,794
                           ----------    ----------   ----------  ----------   ----------  ----------   ----------  ----------
Withdrawals and Forfeitures
  Participant withdrawals     338,818       980,767      429,001     323,517    1,016,045     413,537    1,054,012   4,555,697
  Forfeitures redistributed         -             -            -           -            -           -      (42,047)    (42,047)
                           ----------    ----------   ----------  ----------   ----------  ----------   ----------  ----------
      Total withdrawals       338,818       980,767      429,001     323,517    1,016,045     413,537    1,011,965   4,513,650
                           ----------    ----------   ----------  ----------   ----------  ----------   ----------  ----------
Transfer between Funds        (36,507)      100,885       24,989     179,582     (392,509)    124,349         (789)          -
                           ----------    ----------   ----------  ----------   ----------  ----------   ----------  ----------
Net Increase in Plan Equity   155,909       416,698      178,034     583,239     (586,699)   (163,469)      94,432     678,144
Plan Equity at
      Beginning of Year       889,695     4,587,611    1,679,507   1,555,813    5,100,756   1,639,536    5,201,239  20,654,157
                           ----------    ----------   ----------  ----------   ----------  ----------   ----------  ----------
PLAN EQUITY AT END OF YEAR $1,045,604    $5,004,309   $1,857,541  $2,139,052   $4,514,057  $1,476,067   $5,295,671 $21,332,301
                           ==========    ==========   ==========  ==========   ==========  ==========   ========== ===========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN          SCHEDULE IV
REPORTABLE TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                          Expenses
                                                                                          Incurred      Cost Basis
 Identity of                Description               Number of     Purchase   Selling      with        at Date of     Net Gain
Party Involved             of Transaction               Shares        Price      Price   Transaction   Transaction      (Loss)
--------------             --------------             ---------     --------   -------   -----------   -----------     --------
The Bank of Cherry Creek  Three hundred ninety-
                                six purchases -       5,275,120    $5,275,120     -           -        $5,275,120         -
                          * SEI Cash Plus Prime
                                Obligation Fund

The Bank of Cherry Creek  Three hundred ninety-
                                one sales -           5,458,678         -     $5,458,678       -       $5,458,678         -
                          * SEI Cash Plus Prime
                                Obligation Fund

      *    Represents a party-in-interest (Note 8)

                          ARTHUR ANDERSON LLP
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Plan Administrator and Plan Participants of
     VICORP Restaurants, Inc. Employees' Profit
     Sharing Plan:

We have audited the accompanying statements of financial condition including the statement of investments held (Schedule I) of the VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN (the "Plan") as of December 31, 1998 and 1997 and the related statements of plan income and changes in plan equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the plan as of December 31, 1998 and 1997 and the plan income and changes in plan equity for the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the allocation of plan assets and liabilities to investment programs as of December 31, 1998 and 1997 (Schedule II), the allocation of plan income and changes in plan equity to investment programs (Schedule III) for each of the three years in the period ended December 31, 1998 and reportable transactions in excess of 5% of plan assets for the year ended December 31, 1998
(Schedule IV), are presented for the purpose of complying with the regulations of the Securities and Exchange Commission and the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Denver, Colorado,
April 27, 1999.